Exhibit 5.1

March 13, 2018
Bellicum Pharmaceuticals, Inc.
2130 W. Holcombe Blvd., Ste. 800
Houston, TX 77030
Ladies and Gentlemen:
We have acted as counsel to Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an additional 205,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Plan and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Plan, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: /s/ Karen E. Anderson
Karen E. Anderson

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